Exhibit 5.1

December 23, 2005

Hollis-Eden Pharmaceuticals, Inc.

4435 Eastgate Mall, Suite 400

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HOLLIS-EDEN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 897,500 shares of the Company’s Common Stock, $.01 par value (the “Shares”), including 450,000 shares issuable pursuant to the Company’s 2005 Equity Incentive Plan (the “Equity Plan”), 150,000 shares issuable pursuant to the Company’s 2005 Non-Employee Directors’ Equity Incentive Plan (the “Directors’ Plan”), 100,000 shares issuable pursuant to the Company’s Amended 401K Plan (the “401K Plan”) and 197,500 shares issuable upon the exercise of outstanding stock options granted outside of the Company’s 1997 Incentive Stock Option Plan and the Equity Plan (the “Out of Plan Option Agreements”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the Directors’ Plan, the 401K Plan, the Out of Plan Option Agreements, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Equity Plan, the Directors’ Plan, the 401K Plan or the Out of Plan Option Agreements, as applicable, the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ Jane K. Adams
Jane K. Adams